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                                                                EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Stockholders and Board of Directors
Compression Labs, Incorporated:


We consent to incorporation by reference in the Registration Statements (Nos. 2-92695, 2-96228, 33-09217, 33-17283, 33-24383, 33-32366, 33-40405, 33-61349,
33-70950, 33-70860, 33-79790 and 333-20613) on Form S-8 of Compression Labs,
Incorporated of our reports dated March 10, 1997, relating to the consolidated balance sheets of Compression Labs, Incorporated as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule which reports appear in the 1996 annual report on Form 10-K of Compression Labs, Incorporated.



/s/  KMPG Peat Marwick LLP


San Jose, California
March 27, 1997